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Exhibit 15--Letter Re:  Unaudited Interim Financial Information




Board of Directors
AmSouth Bancorporation



We are aware of the incorporation by reference in the Registration Statement (Form S-8) of AmSouth Bancorporation for the registration of 377,194 shares of its common stock and 377,194 related preferred stock purchase rights of our reports dated May 10, 1999 and August 10, 1999 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        Ernst & Young LLP

Birmingham, Alabama
October 18, 1999